Exhibit 99.1

CONTACT:	David S. Collins
Chief Financial Officer
(630) 845-4500

Tracy H. Krumme
Vice President, Investor Relations
(203) 425-9830

FUEL TECH REPORTS THIRD QUARTER 2012 RESULTS

WARRENVILLE, Ill., November 5, 2012 – Fuel Tech, Inc. (NASDAQ: FTEK), a world leader in advanced engineering solutions for the optimization of combustion systems and emissions control in utility and industrial applications, today reported results for the three- and nine-month periods ended September 30, 2012.

Recent Highlights

•

Record Air Pollution Control (APC) backlog of $52.3 million at September 30, 2012, up from $22.9 million in the same period a year ago, reflecting strong growth in international APC business and record order announcements during the current quarter

•	Record quarterly foreign revenue totaling $8.3 million offset by slower domestic market activity due to uncertainty in the U.S. regulatory environment and decreased coal usage

•	Increased year-over-year spending in Research & Development of $1.0 million, representing $0.04 diluted earnings per share, in support of new product development and additional offerings

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FUEL TECH, INC. REPORTS THIRD QUARTER 2012 RESULTS	Page 2

Financial Results

Consolidated revenues for the third quarter totaled $24.9 million, a 4% increase from the comparable prior-year quarter. Net income for the quarter was $1.2 million, or $0.05 per diluted share, compared with net income of $2.7 million, or $0.11 per diluted share, in the same quarter in the prior year.

Consolidated revenues for the nine months ended September 30, 2012 totaled $71.0 million, representing an increase of $5.4 million or 8% from the comparable prior-year period amount of $65.7 million. Net income for the nine-month period was $2.8 million, or $0.12 per diluted share, compared with a net income of $4.4 million or $0.18 per diluted share in the same year-ago period. Adjusted EBITDA for the nine months ended September 30, 2012 totaled $7.4 million, a decrease of $4.1 million or 37% from the comparable prior-year period of $11.5 million.

The APC technology segment generated third quarter 2012 revenues of $15.4 million, an increase of 26% versus the third quarter of 2011. This increase is due primarily to the recognition of revenue from the prior period backlog as well as revenue generated on the record bookings recorded during the third quarter of 2012. Gross margin for the APC segment was 33% in the third quarter of 2012 versus 46% reported in the third quarter of 2011, primarily due to a greater mix of lower margin international projects.

The APC segment recorded revenues of $44.0 million in the first three quarters of 2012, an increase of $11.0 million or 33% from the prior year amount of $33.0 million. Segment gross margin for the year-to-date period stood at 39% versus 44% reported in the prior year. This decrease is attributable to the aforementioned lower margin international projects.

The FUEL CHEM® technology segment generated revenues of $9.5 million in the third quarter of 2012, a decrease of $2.3 million, or 22%, from the comparable 2011 quarter. The revenue decrease is due in part to attrition at existing customer accounts due to the soft electric demand market and fuel switching as a result of low natural gas prices. These factors led to combustion units operating at less than full capacity which, along with unscheduled outages, resulted in a corresponding decrease in revenues. Segment gross margins increased from 53% in the third quarter of 2011 to 54% in the current quarter, the result of a higher mix of FUEL CHEM TIFI-XP® applications where extreme performance is needed for higher slagging coals. The quarterly gross margin in 2011 was negatively impacted by $0.4 million attributable to the costs of a FUEL CHEM demonstration in China.

Revenues for the FUEL CHEM segment for the nine-month period totaled $27.1 million, a decrease of $5.6 million or 17% versus the prior year amount of $32.7 million. Nine-month revenues for

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FUEL TECH, INC. REPORTS THIRD QUARTER 2012 RESULTS	Page 3

2011 include approximately $1.3 million in non-recurring lower-margin installation work for a specific new customer. Segment gross margin increased to 53% in the first three quarters of 2012 from 49% in the comparable period in 2011. The higher gross margin in 2012 is attributable to a higher margin mix of customer orders and the previously mentioned non-recurring, lower margin installation work that was recognized in 2011.

Selling, general and administrative (SG&A) expenses totaled $8.1 million in the current quarter versus $7.7 million in the same year-ago period. Research and development (R&D) expenses were $0.6 million versus $0.4 million in the year-ago quarter.

SG&A expenses totaled $25.0 million in the nine-month period ended September 30, 2012, versus $23.6 million in the same year-ago period, which represents a 1% decrease in SG&A costs as a percentage of revenue. The net-dollar increase in SG&A expenses is attributed primarily to higher employee and international-related costs, including sales commissions, offset by a decrease in stock-based compensation. Research and development (R&D) expenses increased to $2.0 million in the first three quarters of the year versus $1.1 million in the year-ago period, to support continued emphasis on R&D activities to enhance product offerings.

During the third quarter of 2012, the Company announced new contract awards with a value of approximately $52.4 million, including the largest contract in our history by a major utility company in Chile. After accounting for the conversion of backlog to revenues during this period, the APC segment capital projects backlog stood at $52.3 million as of September 30, 2012.

During the three- and nine-month periods ended September 30, 2012, the Company repurchased 145,443 and 1,604,876 shares of common stock for $0.7 million and $7.9 million, respectively, under our share repurchase programs. Since the inception of these programs, the Company has repurchased a total of 2,306,590 common shares for approximately $12.0 million, resulting in an average price of $5.20 per share. The two previously announced share repurchase programs were complete as of September 30, 2012.

Douglas G. Bailey, Chairman, President and Chief Executive Officer, commented, “We are pleased to deliver solid results in a tough macro environment. We have consciously expanded our international presence with new contracts in our Pacific Rim and Chile operations to achieve both growth and regulatory diversification in our APC business and we are pleased to see the results of these efforts.”

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“The APC segment benefitted by growth in our international business as record quarterly bookings and international revenues were achieved. With strong order flow in China and a record contract booking of $36.6 million in Chile, we are extending our global reach and capabilities. Thus far this year, $28.3 million in China orders have been announced, exceeding last year’s total of $13.4 million. During the third quarter, seven awards were received for ULTRA™ projects on fifteen units as well as six awards for two projects each of our Selective Non-Catalytic Reduction (SNCR), Low NOx Burner and Over-Fire Air, and Flue Gas Conditioning (FGC) technologies. We are pleased to see not only our continued penetration of ULTRA, but also the diversity of orders, including awards that represent our first commercial FGC applications. China continues to be an active market for our technologies as utility and industrial operators comply with the nitrogen oxide (NOx) reductions in the 12th Five-Year Plan. Bidding activity in China remains high and we anticipate additional bookings and revenue growth to continue into next year.”

“Domestic APC contract bookings were slower than expected given the August vacatur of the Cross-State Air Pollution Rule (CSAPR) by the U.S. Court of Appeals. Despite regulatory uncertainty surrounding timing and specific emission reductions, the upcoming pressure on sources remains strong since states must comply with current and proposed ambient air quality standards. We continue to see industrial activity in the domestic market based on drivers from state and local permits, consent decrees, and Regional Haze requirements. Cost-effective flexible solutions remain a key element of our customer compliance strategies, and as such, we will pursue available opportunities and be ready with technology options as domestic regulatory clarity develops.”

“The FUEL CHEM segment continues to be impacted by low natural gas prices and decreased coal usage which causes a number of our existing customer plants to operate below expectations. While challenges exist with current market conditions, we continue to work with our clients to improve their fuel selection capabilities, address the challenges of slag formation and furnace fouling, and offer effective flexible solutions to other emissions challenges.”

Mr. Bailey concluded, “We continue to be encouraged about our business prospects and believe that we are well positioned to increase our market share in both the APC and FUEL CHEM segments. As we enter the fourth quarter with a record backlog and a good pipeline of international prospects, we reaffirm our outlook that we will see a stronger half of 2012.”

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Conference Call

As a reminder, Fuel Tech will host a conference call on Tuesday, November 6th at 9:00 AM EST to discuss the results. The call will simultaneously be broadcast over the Internet at www.ftek.com and can be accessed under “Upcoming Events” on the Home page. The call can also be accessed by dialing 866-356-3095 (domestic) or 617-597-5391 (international) and using the passcode “FUEL TECH.” A replay of the call will be available on the website and can be accessed by dialing 888.286.8010 (domestic) or 617.801.6888 (international) and using the passcode “41855407.” The replay will be available until December 4, 2012.

About Fuel Tech

Fuel Tech is a leading technology company engaged in the worldwide development, commercialization and application of state-of-the-art proprietary technologies for air pollution control, process optimization, and advanced engineering services. These technologies enable customers to produce both energy and processed materials in a cost-effective and environmentally sustainable manner.

The Company’s nitrogen oxide (NOx) reduction technologies include advanced combustion modification techniques - such as Low NOx Burners and Over-Fire Air systems - and post-combustion NOx control approaches, including NOxOUT® and HERT™ SNCR systems as well as systems that incorporate ASCR™ (Advanced Selective Catalytic Reduction), NOxOUT CASCADE®, ULTRA™ and NOxOUT-SCR® processes. These technologies have established Fuel Tech as a leader in NOx reduction, with installations on over 700 units worldwide, where coal, fuel oil, natural gas, municipal waste, biomass, and other fuels are utilized.

The Company’s FUEL CHEM® technology revolves around the unique application of chemicals to improve the efficiency, reliability, fuel flexibility and environmental status of combustion units by controlling slagging, fouling, corrosion, opacity and operational issues associated with sulfur trioxide, ammonium bisulfate, particulate matter (PM2.5), carbon dioxide and NOx. This technology, in the form of a customizable FUEL CHEM program, is experienced on over 110 combustion units burning a wide variety of fuels including coal, heavy oil, biomass, and municipal waste.

Fuel Tech also provides a range of combustion optimization services, including airflow testing, coal flow testing and boiler tuning, as well as services to help optimize selective catalytic reduction system performance, including catalyst management services and ammonia injection grid tuning. In addition, flow corrective devices and physical and computational modeling services are available to optimize flue gas distribution and mixing in both power plant and industrial applications.

Many of Fuel Tech’s products and services rely heavily on the Company’s exceptional Computational Fluid Dynamics modeling capabilities, which are enhanced by internally developed, high-end visualization software. These capabilities, coupled with the Company’s innovative technologies and

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multi-disciplined team approach, enable Fuel Tech to provide practical solutions to some of our customers’ most challenging problems. For more information, visit Fuel Tech’s web site at www.ftek.com.

This press release may contain statements of a forward-looking nature regarding future events. These statements are only predictions and actual events may differ materially. Please refer to documents that Fuel Tech files from time to time with the Securities and Exchange Commission for a discussion of certain factors that could cause actual results to differ materially from those contained in the forward-looking statements.

FUEL TECH, INC. REPORTS THIRD QUARTER 2012 RESULTS	Page 7

FUEL TECH, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	September 30, 2012	December 31, 2011
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$24,483	$28,229
Marketable securities	57	57
Accounts receivable, net of allowance for doubtful accounts of $317 and $430, respectively	29,586	34,346
Inventories	957	311
Prepaid expenses and other current assets	1,522	2,026
Prepaid income taxes	1,400	1,124
Deferred income taxes	411	163

Total current assets	58,416	66,256

Property and equipment, net of accumulated depreciation of $19,880 and $18,239, respectively	13,824	13,625
Goodwill	21,051	21,051
Other intangible assets, net of accumulated amortization of $4,064 and $3,385, respectively	4,990	5,442
Deferred income taxes	3,663	3,798
Other assets	2,578	2,818

Total assets	$104,522	$112,990

Liabilities and Shareholders’ Equity

Current liabilities:
Short-term debt	$1,184	$1,181
Accounts payable	9,825	10,476
Accrued liabilities:
Employee compensation	3,014	4,902
Other accrued liabilities	5,147	6,071

Total current liabilities	19,170	22,630

Other liabilities	952	1,347

Total liabilities	20,122	23,977

Shareholders’ equity:
Common stock, $.01 par value, 40,000,000 shares authorized, 22,039,425 and 23,644,301 shares issued and outstanding, respectively	221	237
Additional paid-in capital	133,137	132,350
Accumulated deficit	(49,099)	(44,031)
Accumulated other comprehensive income	65	381
Nil coupon perpetual loan notes	76	76

Total shareholders’ equity	84,400	89,013

Total liabilities and shareholders’ equity	$104,522	$112,990

FUEL TECH, INC. REPORTS THIRD QUARTER 2012 RESULTS	Page 8

FUEL TECH, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except share and per-share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

Revenues	$24,907	$24,023	$71,030	$65,666

Costs and expenses:
Cost of sales	14,671	13,050	39,771	35,069
Selling, general and administrative	8,064	7,701	24,932	23,618
Gain on revaluation of ACT liability	—	—	—	(758)
Research and development	569	358	2,044	1,075

	23,304	21,109	66,747	59,004

Operating income	1,603	2,914	4,283	6,662

Interest expense	(16)	(47)	(90)	(125)
Interest income	16	14	56	19
Other expense	(27)	(57)	(78)	(252)

Income before income taxes	1,576	2,824	4,171	6,304

Income tax expense	(382)	(169)	(1,366)	(1,880)

Net income	$1,194	$2,655	$2,805	$4,424

Net income per common share:
Basic	$0.05	$0.11	$0.12	$0.18

Diluted	$0.05	$0.11	$0.12	$0.18

Weighted-average number of common shares outstanding:
Basic	22,105,000	24,322,000	22,932,000	24,269,000

Diluted	23,022,000	24,850,000	23,749,000	24,881,000

FUEL TECH, INC. REPORTS THIRD QUARTER 2012 RESULTS	Page 9

FUEL TECH, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(Unaudited)

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

Net income	$1,194	$2,655	$2,805	$4,424
Other comprehensive income (loss):
Foreign currency translation adjustments	(420)	(5)	(316)	94
Unrealized gains/(losses) from marketable securities, net of tax	11	(35)	—	33

Total other comprehensive income (loss)	(409)	(40)	(316)	127

Comprehensive income	$785	$2,615	$2,489	$4,551

FUEL TECH, INC. REPORTS THIRD QUARTER 2012 RESULTS	Page 10

FUEL TECH, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in thousands)

	Nine Months Ended September 30,
	2012	2011
Operating Activities
Net income	$2,805	$4,424
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	1,644	2,251
Amortization	680	677
Gain on equipment disposals	—	(2)
Gain on revaluation of ACT liability	—	(758)
Deferred income taxes	(170)	410
Stock based compensation	844	2,197
Bad debt write-off (recovery)	(113)	32
Changes in operating assets and liabilities:
Accounts receivable	4,890	(6,502)
Inventories	(646)	(44)
Prepaid expenses, other current assets and other noncurrent assets	741	199
Accounts payable	(653)	846
Accrued liabilities and other noncurrent liabilities	(3,488)	(666)

Net cash provided by operating activities	6,534	3,064

Investing Activities
Proceeds from the sale of equipment	—	2
Purchases of property, equipment and patents	(2,071)	(1,700)

Net cash used in investing activities	(2,071)	(1,698)

Financing Activities
Proceeds from exercise of stock options	—	336
Payments to repurchase common stock	(7,889)	(3,367)
Excess income tax benefits from exercise of stock options	—	74

Net cash used in financing activities	(7,889)	(2,957)

Effect of exchange rate fluctuations on cash	(320)	65

Net decrease in cash and cash equivalents	(3,746)	(1,526)

Cash and cash equivalents at beginning of period	28,229	30,524

Cash and cash equivalents at end of period	$24,483	$28,998

FUEL TECH, INC. REPORTS THIRD QUARTER 2012 RESULTS	Page 11

FUEL TECH, INC.

BUSINESS SEGMENT FINANCIAL DATA

(in thousands of dollars)

Three months ended September 30, 2012	Air Pollution Control Segment	FUEL CHEM Segment	Other	Total
Revenues from external customers	$15,432	$9,475	$—	$24,907
Cost of sales	10,282	4,389	—	14,671

Gross margin	5,150	5,086	—	10,236
Selling, general and administrative	—	—	(8,064)	(8,064)
Research and development	—	—	(569)	(569)

Operating income (loss)	5,150	5,086	(8,633)	1,603

Three months ended September 30, 2011	Air Pollution Control Segment	FUEL CHEM Segment	Other	Total
Revenues from external customers	$12,223	$11,800	$—	$24,023
Cost of sales	7,539	5,511	—	13,050

Gross margin	4,684	6,289	—	10,973
Selling, general and administrative	—	—	(7,701)	(7,701)
Research and development	—	—	(358)	(358)

Operating income (loss)	$4,684	$6,289	$(8,059)	$2,914

Nine months ended September 30, 2012	Air Pollution Control Segment	FUEL CHEM Segment	Other	Total
Revenues from external customers	$43.964	$27,066	$—	$71,030
Cost of sales	26.984	12,787	—	39,771

Gross margin	16,980	14,279	—	31,259
Selling, general and administrative	—	—	(24,932)	(24,932)
Research and development	—	—	(2,044)	(2,044)

Operating income (loss)	$16,980	$14,279	$(26,976)	$4,283

Nine months ended September 30, 2011	Air Pollution Control Segment	FUEL CHEM Segment	Other	Total
Revenues from external customers	$32,959	$32,707	$—	$65,666
Cost of sales	18,338	16,731	—	35,069

Gross margin	14,621	15,976	—	30,597
Selling, general and administrative	—	—	(23,618)	(23,618)
Gain from revaluation of contingent performance obligation	—	—	758	758
Research and development	—	—	(1,075)	(1,075)

Operating income (loss)	$14,621	$15,976	$(23,935)	$6,662

Note: Fuel Tech is an integrated company that segregates its financial results into two reportable segments, both providing advanced technology and engineering solutions for the optimization of combustion systems in utility and industrial applications. The “Other” classification includes those profit and loss items not allocated by Fuel Tech to each reportable segment.

FUEL TECH, INC. REPORTS THIRD QUARTER 2012 RESULTS	Page 12

FUEL TECH, INC.

GEOGRAPHIC INFORMATION

(in thousands of dollars)

	Three months ended September 30,		Nine months ended September 30
	2012	2011	2012	2011
Revenues:
United States	$16,609	$19,121	$57,519	$54,268
Foreign	8,298	4,902	13,511	11,398

	$24,907	$24,023	$71,030	$65,666

	September 30, 2012	December 31, 2011
Assets:
United States	$85,338	$99,601
Foreign	19,184	13,389

	$104,522	$112,990

FUEL TECH, INC. REPORTS THIRD QUARTER 2012 RESULTS	Page 13

FUEL TECH, INC.

RECONCILIATION OF GAAP NET INCOME TO EBITDA AND ADJUSTED EBITDA

(in thousands of dollars)

	Nine Months Ended September 30,
	2012	2011
Net income	$2,805	$4,424
Interest expense	90	125
Income tax expense	1,366	1,880
Depreciation expense	1,644	2,251
Amortization expense	680	677

EBITDA	6,585	9,357
Stock compensation expense	844	2,197

ADJUSTED EBITDA	$7,429	$11,554

Adjusted EBITDA

To supplement the Company’s consolidated financial statements presented in accordance with generally accepted accounting principles in the United States (GAAP), the Company has provided an Adjusted EBITDA disclosure as a measure of financial performance. Adjusted EBITDA is defined as net income (loss) before interest expense, income tax expense (benefit), depreciation expense, amortization expense and stock compensation expense. The Company’s reference to these non-GAAP measures should be considered in addition to results prepared in accordance with GAAP standards, but are not a substitute for, or superior to, GAAP results.

Adjusted EBITDA is provided to enhance investors’ overall understanding of the Company’s current financial performance and ability to generate cash flow, which we believe is a meaningful measure for our investor and analyst communities. In many cases non-GAAP financial measures are utilized by these individuals to evaluate Company performance and ultimately determine a reasonable valuation for our common stock. A reconciliation of Adjusted EBITDA to the nearest GAAP measure of net income (loss) has been included in the financial table above.